Exhibit 99.1

                                  NEWS RELEASE


Contacts:      Jim Fanucchi                             Betty Wiggins
               Stapleton Communications Inc.            Optika Inc.
               (650) 470-4239                           (719) 260-4388

                 OPTIKA INC. ANNOUNCES Q2 2003 FINANCIAL RESULTS

         License Revenue Increases 24% Sequentially; Expects 10% to 15%
                 Revenue Growth and Positive Cash Flow for FY03


Colorado Springs, Colo.--July 16, 2003 --Optika(R) Inc. (NASDAQ: OPTK), a leading Enterprise Content Management (ECM) provider of imaging, workflow, collaboration and records management software, today reported financial results for its second quarter of fiscal year 2003, ended June 30, 2003.

Revenue for the second quarter of fiscal 2003 was $4.7 million, up 7 percent from the $4.3 million reported in the first quarter of fiscal 2003, and up 4 percent from the $4.5 million reported in the second quarter of fiscal 2002.

Net loss for the second quarter was $288,000, or a basic and diluted net loss of $0.03 per share. This compares with a net loss of $558,000, or a net loss of $0.07 per share in the first quarter of 2003, and a net loss of $71,000, or a net loss of $0.01 per share in the same period a year ago.

"In the second quarter, our overall revenue increased 7 percent and our license revenue was up 24 percent sequentially, once again demonstrating our ability to grow even during this prolonged downturn," said Mark K. Ruport, president, CEO and chairman of Optika. "We continue to grow the business by delivering solutions that streamline operations and integrate with ERP systems. We also continue to invest in increasing our sales coverage, directly and through expanded channels, as well as our presence in our chosen markets. We started this investment in the fourth quarter of last year and expect to realize increasing dividends as a result throughout the remainder of this year."

In the second quarter, this focus was evidenced by a number of companies that purchased Acorde(TM) including Cabela's, Land O'Lakes, Equity Office Management, Copa Airlines, Provident Bank of Maryland, and ING Bank - Australia. A number of current customers also expanded their existing Acorde systems, including Weatherford International, Kansas University Medical Center, and FEMSA Servicios Corporativos.

On May 29, Optika announced the acquisition of Select Technologies, Inc., a developer of records management solutions headquartered in Boise, Idaho. The acquisition strengthened Optika's ability to provide solutions that enable customers to be in compliance with the record retention, control and disposition requirements mandated by recent regulatory initiatives.

"The integration of the Select Technologies records management solution with our existing Optika products is on schedule and we are seeing significantly increased interest in the Acorde product family to address compliance initiatives," said Mr. Ruport. "This interest reaffirms the strategic value of the purchase and we are excited about our opportunities in this growing market. We expect the acquisition to have a positive effect on our future revenues and our ability to return to and sustain profitability."

In May, Optika shipped version 3.1 of the Acorde product family to customers and channel partners. This latest version of Acorde allows users to take advantage of many enhancements that streamline operations and increase efficiency in different areas of the organization. New features in Acorde 3.1 include expanded adherence to Microsoft(R) .Net standards, a new Web Work Center, storage of COLD indexes in a SQL database, distributed cache for accelerated remote document retrieval, and an updated Software Development Kit (SDK) structure for easier customization.

OUTLOOK AND GUIDANCE
"Although visibility is still limited, and it is difficult to predict exactly when software sales are going to close, we are encouraged by the growth indicators we see in our business and our outlook for the rest of 2003 remains positive," said Mr. Ruport. "Our new customer pipeline entering the third quarter is strong and we continue to forecast 10 to 15 percent revenue growth and positive cash flow for the year, excluding the cash utilized for the acquisition of Select Technologies, Inc. We also expect to be profitable for the second half of 2003."


In the third quarter of fiscal 2003, ending September 30, 2003, Optika currently expects: o Revenue to be between $5.0 million and $5.4 million.
o Net income/loss to be in the range of a net loss of $0.02 per share to a net income of $0.02 per share. o Ending cash and short-term investment balances will increase to approximately $7.7 million.

CONFERENCE CALL
Optika management will hold a conference call to discuss these results tomorrow, July 17, 2003 at 7:00 a.m. Mountain Time. Those wishing to join should dial
(773) 756-4618 at approximately 6:45 a.m. Mountain Time. A live webcast of the conference call will also be available in the investor relations page of the company's website at www.optika.com. A replay of the call will be available until August 1, 2003. To access the recording, please dial (402) 220-9738.

ABOUT OPTIKA
Headquartered in Colorado Springs, Colo., Optika Inc. (NASDAQ:OPTK) is a leading provider of imaging, workflow, collaboration and records management software. Optika's Acorde family of Enterprise Content Management (ECM) solutions allows companies to streamline their business processes, eliminate paper and increase operational efficiencies. The company's more than 2000 customers worldwide include The Home Depot, Turner Broadcasting Systems, Siemens Communications, Verizon Information Services and Clear Channel Communications. Optika was named one of the Top 500 Technology Companies in 2002 by Software Magazine. For more information about Optika and the Acorde product family, contact the company at
719.548.9800 or visit www.optika.com.

Except for historical information contained herein, the matters discussed in this news release may contain "forward-looking statements" that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, adoption of the Acorde product family by Optika's customers, general economic conditions in the software industry, Optika's relationships with its partners, availability of competing products, and other risks detailed from time to time in the company's periodic filings with the Securities and Exchange Commission, including Optika's annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q. Optika undertakes no obligation to update or revise any forward-looking statements.

  (Condensed consolidated statements of operations and balance sheets follow)

OPTIKA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

                                         Quarter Ended       Six Months Ended
                                      June 30,   June 30,   June 30,   June 30,
                                        2003       2002       2003       2002
                                      --------   --------   --------   --------
Revenues:
    Licenses                         $  1,530   $  1,319   $  2,761   $  2,313
    Maintenance and other               3,123      3,156      6,238      6,036
                                      --------   --------   --------   --------
        Total revenues                  4,653      4,475      8,999      8,349

Cost of revenues:
    Licenses                              172        126        352        218
    Maintenance and other                 890        960      1,815      1,819
                                      --------   --------   --------   --------
        Total cost of revenues          1,062      1,086      2,167      2,037
                                      --------   --------   --------   --------
Gross profit                            3,591      3,389      6,832      6,312
Operating expenses:
    Sales and marketing                 2,335      1,831      4,562      3,649
    Research and development            1,161      1,285      2,352      2,574
    General and administrative            415        390        814        766
                                      --------   --------   --------   --------
        Total operating expenses        3,911      3,506      7,728      6,989
                                      --------   --------   --------   --------
Loss from operations                     (320)      (117)      (896)      (677)
Other income                               32         43         50         77
                                      --------   --------   --------   --------
Loss before income taxes                 (288)       (74)      (846)      (600)
Income taxes                                -         (3)         -         (3)
                                      --------   --------   --------   --------

Net loss                             $   (288)  $    (71)  $   (846)  $   (597)
                                      ========   ========   ========   ========

Basic and diluted net loss per
common share                         $  (0.03)  $  (0.01)  $  (0.10)  $  (0.07)
Weighted average number of common
shares outstanding                      8,535      8,281      8,443      8,263


CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                     June 30,      December 31,
                                                       2003            2002
Assets                                            --------------  --------------
Current assets:
 Cash and cash equivalents                         $     2,225     $     2,458
 Restricted cash and cash equivalents                      100               -
 Short-term investments                                  5,152           5,950
 Accounts receivable, net                                4,133           3,796
 Other current assets                                      473             557
                                                  --------------  --------------
   Total current assets                                 12,083          12,761
Property and equipment, net                                753             895
Intangible assets, net                                     635               -
Goodwill                                                 1,156               -
Other assets                                               158             233
                                                  --------------  --------------
                                                   $    14,785     $    13,889
                                                  ==============  ==============

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable and accrued expenses             $     2,027     $     1,755
 Deferred revenues                                       5,885           5,146
                                                  --------------  --------------
  Total current liabilities                              7,912           6,901
Total stockholders' equity                               6,873           6,988
                                                  --------------  --------------
                                                   $    14,785          13,889
                                                  ==============  ==============